Exhibit 8(c)2

FEE WAIVER/EXPENSE

REIMBURSEMENT AGREEMENT

THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the “Agreement”) is made as of September 29, 2006 by and among BlackRock Advisors, LLC (the “Manager”), BlackRock Focus Twenty Fund, Inc. (the “Fund”) and Master Focus Twenty Trust (the “Trust”).

WHEREAS, the Fund invests all of its assets in the Trust in a master/feeder structure;

WHEREAS, the Manager and the Fund have entered into an administration agreement (the “Administration Agreement”) whereby the Manager provides certain administrative services to the Fund for a fee payable to the Manager at an annual rate of 0.25% of the average daily net assets of the Fund (the “administration fee”);

WHEREAS, the Manager and the Trust have entered into a management agreement, dated as of September 29, 2006, (the “Management Agreement”) whereby the Manager manages the Trust’s portfolio of investments under the overall supervision of the Trust’s Board of Trustees for a fee payable to the Manager at an annual rate of 0.60% of the average daily net assets of the Trust (the “management fee”);

WHEREAS, the Manager desires to waive all or a portion of its fees, and/or reimburse all or a portion of the expenses of the Fund and/or the Trust, under the Administration Agreement and/or the Management Agreement as may from time to time be necessary as provided herein;

WHEREAS, the Manager understands and intends that the Fund and the Trust will rely on this Agreement in preparing registration statements on Form N-1A and in accruing the expenses of the Fund and the Trust for purposes of calculating net asset value and for other purposes, and expressly permits the Fund and the Trust to do so; and

WHEREAS, shareholders of the Fund and holders of interests in the Trust will benefit from the ongoing waivers and/or reimbursements by incurring lower operating expenses than they would absent such waivers and/or reimbursements.

NOW, THEREFORE, the Manager agrees:

(1) to waive up to 0.20% of the 0.60% management fee and up to 0.20% of the 0.25% administration fee as necessary to reduce the sum of the administration fee (as a percentage of the average daily net assets of the Fund) and the management fee (as a percentage of the average daily net assets of the Trust) from 0.85% to 0.65% for the period of this Agreement; and

(2) to waive fees and/or reimburse direct expenses of the Fund and/or the Trust to the extent necessary to limit the ordinary annual operating expenses of the Fund (after accounting for the waiver in paragraph (1)), excluding class-specific distribution and account maintenance fees, to 2.00% of the average daily net assets of the Fund for the annual period; provided, however, that in no event shall the sum of the fees waived and the expenses reimbursed by the Manager exceed the amount of fees actually due to the Manager under both the Management Agreement and the Administration Agreement. The relative amounts of the fees waived and the expenses reimbursed by the Manager pursuant to this paragraph (2) and the relative reduction of the management fee and the administration fee pursuant to this paragraph (2) will be determined by the Manager in its discretion, so long as the total ordinary annual operating expenses incurred by each class of shares of the Fund, excluding class-specific distribution and account maintenance fees, do not exceed the amount stated above.

This contractual fee waiver and/or expense reimbursement shall be effective from September 29, 2006 until the end of the current fiscal year of the Fund and the Trust, and shall remain effective for each fiscal year thereafter unless the Manager shall notify the Fund and the Trust of the termination of the contractual fee waiver and/or expense reimbursement not less than 30 days prior to the end of the then current fiscal year.

IN WITNESS WHEREOF, the Manager, the Fund and the Trust have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.

BLACKROCK FOCUS TWENTY FUND, INC.

By:
Name:	Donald C. Burke
Title:	Vice President and Treasurer

BLACKROCK ADVISORS, LLC

By:

By:
Name:
Title:

MASTER FOCUS TWENTY TRUST

By:
Name:	Donald C. Burke
Title:	Vice President and Treasurer

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